Exhibit 99.1

Alcoa Corporation Reports Fourth Quarter and Full-Year 2018 Results

Alumina and aluminum pricing drive growth in annual results

Fourth Quarter 2018

  Net income of $43 million, or $0.23 per share
  Excluding special items, adjusted net income of $125 million, or $0.66 per share
  $749 million of adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) excluding special items
  Revenue of $3.3 billion
  $535 million cash from operations; $387 million free cash flow
  $1.1 billion cash balance and $1.8 billion of debt, for net debt of $0.7 billion, as of December 31, 2018
  Company repurchased 1.7 million shares of its common stock for $50 million

Full-Year 2018

  Net income of $227 million, or $1.20 per share and adjusted net income of $675 million, or $3.58 per share
  Adjusted EBITDA excluding special items of $3.1 billion
  Revenue of $13.4 billion
  $448 million cash from operations; $49 million free cash flow
  Net pension and other postretirement employee benefits liability of $2.3 billion at December 31, 2018, down from $3.5 billion at year-end 2017
  Final 2018 global market balances: deficit for both alumina and aluminum, surplus for bauxite

PITTSBURGH--(BUSINESS WIRE)--January 16, 2019--Alcoa Corporation (NYSE: AA), a global leader in bauxite, alumina, and aluminum products, today reported fourth quarter and full-year 2018 results.

M, except per share amounts	4Q17	3Q18	4Q18	FY17	FY18
Revenue	$3,174	$3,390	$3,344	$11,652	$13,403
Net (loss) income attributable to Alcoa Corporation	$(196)	$(41)	$43	$217	$227
Earnings per share attributable to Alcoa Corporation	$(1.06)	$(0.22)	$0.23	$1.16	$1.20
Adjusted net income	$195	$119	$125	$563	$675
Adjusted earnings per share	$1.04	$0.63	$0.66	$3.01	$3.58
Adjusted EBITDA excluding special items[1]	$796	$795	$749	$2,437	$3,101

[1]

On January 1, 2018, Alcoa Corporation adopted guidance issued by the Financial Accounting Standards Board to the presentation of net periodic benefit cost related to pension and other postretirement benefit plans. This guidance requires the non-service cost components of net periodic benefit cost to be reported separately from the service cost component in an entity’s income statement. Additionally, this guidance is required to be applied retrospectively. Accordingly, previously reported amounts for Cost of goods sold, Selling, general administrative, and other expenses, and Other expenses (income), net on Alcoa Corporation’s consolidated income statement have been recast to reflect these changes. As a result, previously reported amounts for Adjusted EBITDA on both a consolidated basis and for each of the Company’s three segments have been updated to reflect these changes. See the financial schedules to this release for additional information.

“Our 2018 results reflect how we’ve made Alcoa stronger,” said President and Chief Executive Officer Roy Harvey. “We’ve built upon the progress we made since our launch, and by executing our strategic priorities to reduce complexity, drive returns, and strengthen the balance sheet, we’re now better positioned to thrive through market cycles.”

Harvey added: “Despite sequentially weaker commodity prices, we had a strong fourth quarter with higher profits in our Bauxite and Alumina segments. With the help of higher market prices earlier in the year, we increased annual profits, addressed liabilities, significantly strengthened our balance sheet, and began returning cash to stockholders. With markets likely to remain dynamic in 2019, we will focus on what we can control to continue improving our operations, addressing challenges with agility, and making the most of opportunities in the year ahead.”

Fourth Quarter 2018 Results

In fourth quarter 2018, Alcoa reported net income of $43 million, or $0.23 per share, compared to a net loss of $41 million, or $0.22 per share, in third quarter 2018. The 2018 fourth quarter results include a negative impact of $82 million for special items, primarily due to a $50 million non-cash charge to establish an allowance on state value-added tax credits in Brazil.

Excluding the impact of special items, fourth quarter 2018 adjusted net income was $125 million, or $0.66 per share, up 5 percent sequentially from $119 million, or $0.63 per share.

Adjusted EBITDA excluding special items fell 6 percent to $749 million in fourth quarter 2018 from $795 million in third quarter 2018. The sequential decline was primarily due to lower aluminum prices and a decrease in the price of energy sales in Brazil, partially offset by increased shipments across all three segments.

Alcoa reported fourth quarter 2018 revenue of $3.3 billion, down 1 percent sequentially, mainly attributable to lower realized prices for primary aluminum, alumina, and Brazil energy sales. These negative impacts were partially offset by increased shipments across all three segments.

Cash from operations in fourth quarter 2018 was $535 million and free cash flow was $387 million. Cash used for financing activities and investing activities was $294 million (includes $50 million for stock repurchases) and $148 million, respectively, in the fourth quarter of 2018.

Alcoa ended fourth quarter 2018 with cash on hand of $1.1 billion and debt of $1.8 billion, for net debt of $0.7 billion. The Company reported 22 days working capital, an 11-day increase year-over-year, reflecting higher raw material prices, lower buy/resell activities, and timing of vendor payments.

Full-Year 2018 Results

For full-year 2018, Alcoa reported net income of $227 million, or $1.20 per share, compared to net income of $217 million, or $1.16 per share, for full-year 2017. Excluding special items, the Company reported adjusted net income of $675 million, or $3.58 per share, compared to $563 million, or $3.01 per share, in 2017.

Adjusted EBITDA excluding special items was $3.1 billion, up 27 percent from the $2.4 billion earned in 2017. The year-over-year improvement was largely due to higher alumina and aluminum prices, partially offset by higher costs for raw materials and energy and increased maintenance expense.

Revenue in 2018 was $13.4 billion, up 15 percent from 2017, mainly attributable to higher realized prices for alumina and aluminum products.

Cash from operations in 2018 was $448 million and free cash flow was $49 million, both of which reflect $725 million in additional contributions made to certain U.S. and Canadian defined benefit pension plans. In 2018, cash used for financing activities was $288 million and cash used for investing activities was $405 million. Alcoa invested $92 million in return-seeking capital projects and controlled sustaining capital expenditures to $307 million in 2018.

Throughout 2018, management initiated several actions related to Alcoa’s employee defined benefit plans to strengthen the Company’s balance sheet, which included voluntary contributions and annuitizations. As a result of these actions, along with favorable discount rates used to remeasure the plans as of December 31, 2018, the Company’s net pension and other postretirement employee benefits liability at the end of the year was $2.3 billion, down from $3.5 billion at year-end 2017.

Market Update

For 2019, Alcoa projects a global aluminum deficit ranging between 1.7 million and 2.1 million metric tons with global demand growth in a range of 3 to 4 percent. The Company’s final global aluminum demand growth rate estimate for 2018 was 4 percent with a deficit of 1.7 million metric tons.

The global alumina market closed 2018 with a deficit of 0.6 million metric tons, which fell within Alcoa’s last estimate of a 0.4 million to 1.2 million metric ton deficit. In 2019, the Company expects the alumina market to move to a surplus that is projected to range between 0.2 million and 1 million metric tons, which assumes ongoing, third-party supply disruptions in the Atlantic region. The projected alumina surplus is driven by China, where refining expansions are expected to outpace demand growth from smelting.

The bauxite market is expected to remain in surplus with global stockpile growth projected to continue in 2019, ranging between 7 million and 11 million metric tons. The stockpile is driven by China, which strategically holds bauxite due to uncertain sourcing within and outside of the country.

2019 Outlook

In 2019, the Company projects total bauxite shipments to range between 47.0 and 48.0 million dry metric tons. Total alumina shipments are expected to be between 13.6 and 13.7 million metric tons with anticipated operational improvements and higher year-on-year production. Aluminum is expected to ship between 2.8 and 2.9 million metric tons, which reflects the expiration of a can sheet tolling agreement in the flat-rolled business. The tolling agreement’s expiration should have a negligible impact on Adjusted EBITDA for the year.

Alcoa anticipates favorable impacts from spot prices for raw materials to be fully offset by higher energy costs in the first quarter, and to be partially offset for the remainder of the year.

Based on current alumina and aluminum market conditions, the Company expects an annual operational tax rate ranging from 45 to 55 percent.

For the first quarter of 2019, Alcoa expects moderate benefits from both improvements in customer-specific alumina pricing and lower alumina costs to the Aluminum segment. These are partially offset by increased maintenance activities.

Update on Spain Collective Dismissal Process

On January 16, 2019, Alcoa reached a tentative agreement with workers’ representatives at the Company’s Avilés and La Coruña aluminum plants in Spain as part of the collective dismissal process announced in October.

The plan, subject to ratification of the workforce by the end of the month, calls for the curtailment of the two smelters’ remaining, combined operating capacity of 124,000 annual metric tons. The casthouses at both plants and the paste plant at La Coruña would remain in operation.

A social plan included in the tentative agreement preserves a portion of the jobs at the two facilities and includes retirement packages and potential relocation to the Company’s San Ciprián facility.

Upon ratification, Alcoa expects to record restructuring-related charges estimated to be between $90 million and $115 million (pre- and after-tax), or $0.48 to $0.62 per share, all of which would be paid in 2019. Depending on the ultimate outcome of this process, the Company may incur additional charges for the closure of the two smelters later in 2019 estimated to range between $125 million and $135 million (pre- and after-tax), or $0.66 to $0.73 per share, of which approximately 75 percent would be non-cash. The remaining 25 percent would result in cash outlays subsequent to 2019.

As a result of the described potential curtailment, Alcoa would expect an annual improvement to net income of $70 million to $80 million, based on 2018 market prices, beginning in the third quarter of 2019.

Conference Call

Alcoa will hold its quarterly conference call at 5:00 p.m. Eastern Standard Time (EST) on Wednesday, January 16, 2019, to present fourth quarter and full-year 2018 financial results and discuss the business and market conditions.

The call will be webcast via the Company’s homepage on www.alcoa.com. Presentation materials for the call will be available for viewing on the same website at approximately 4:15 p.m. EST on January 16, 2019. Call information and related details are available under the “Investors” section of www.alcoa.com.

Dissemination of Company Information

Alcoa intends to make future announcements regarding company developments and financial performance through its website, www.alcoa.com.

About Alcoa Corporation

Alcoa (NYSE: AA) is a global industry leader in bauxite, alumina, and aluminum products, and is built on a foundation of strong values and operating excellence dating back 130 years to the world-changing discovery that made aluminum an affordable and vital part of modern life. Since developing the aluminum industry, and throughout our history, our talented Alcoans have followed on with breakthrough innovations and best practices that have led to efficiency, safety, sustainability, and stronger communities wherever we operate.

Forward-Looking Statements

This press release contains statements that relate to future events and expectations and, as such, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include those containing such words as “anticipates,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “goal,” “intends,” “may,” “outlook,” “plans,” “projects,” “seeks,” “sees,” “should,” “targets,” “will,” “would,” or other words of similar meaning. All statements by Alcoa Corporation that reflect expectations, assumptions or projections about the future, other than statements of historical fact, are forward-looking statements, including, without limitation, forecasts concerning global demand growth for bauxite, alumina, and aluminum, and supply/demand balances; statements, projections or forecasts of future or targeted financial results or operating performance; statements about strategies, outlook, and business and financial prospects; and statements about return of capital. These statements reflect beliefs and assumptions that are based on Alcoa Corporation’s perception of historical trends, current conditions, and expected future developments, as well as other factors that management believes are appropriate in the circumstances. Forward-looking statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties, and changes in circumstances that are difficult to predict. Although Alcoa Corporation believes that the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that these expectations will be attained and it is possible that actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties. Such risks and uncertainties include, but are not limited to: (a) material adverse changes in aluminum industry conditions, including global supply and demand conditions and fluctuations in London Metal Exchange-based prices and premiums, as applicable, for primary aluminum and other products, and fluctuations in indexed-based and spot prices for alumina; (b) deterioration in global economic and financial market conditions generally; (c) unfavorable changes in the markets served by Alcoa Corporation; (d) the impact of changes in foreign currency exchange rates on costs and results; (e) increases in energy costs; (f) declines in the discount rates used to measure pension liabilities or lower-than-expected investment returns on pension assets, or unfavorable changes in laws or regulations that govern pension plan funding; (g) the inability to achieve improvement in profitability and margins, cost savings, cash generation, revenue growth, fiscal discipline, or strengthening of competitiveness and operations anticipated from operational and productivity improvements, cash sustainability, technology advancements, and other initiatives; (h) the inability to realize expected benefits, in each case as planned and by targeted completion dates, from acquisitions, divestitures, facility closures, curtailments, restarts, expansions, or joint ventures; (i) political, economic, trade, and regulatory risks in the countries in which Alcoa Corporation operates or sells products; (j) labor disputes and work stoppages; (k) the outcome of contingencies, including legal proceedings, government or regulatory investigations, and environmental remediation; (l) the impact of cyberattacks and potential information technology or data security breaches; and (m) the other risk factors described in Item 1A of Alcoa Corporation’s Form 10-K for the fiscal year ended December 31, 2017 and other reports filed by Alcoa Corporation with the U.S. Securities and Exchange Commission (SEC). Alcoa Corporation disclaims any obligation to update publicly any forward-looking statements, whether in response to new information, future events or otherwise, except as required by applicable law. Market projections are subject to the risks described above and other risks in the market.

Non-GAAP Financial Measures

Some of the information included in this release is derived from Alcoa Corporation’s consolidated financial information but is not presented in Alcoa Corporation’s financial statements prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). Certain of these data are considered “non-GAAP financial measures” under SEC regulations. Alcoa Corporation believes that the presentation of non-GAAP financial measures is useful to investors because such measures provide both additional information about the operating performance of Alcoa Corporation and insight on the ability of Alcoa Corporation to meet its financial obligations by adjusting the most directly comparable GAAP financial measure for the impact of, among others, “special items” as defined by the Company, non-cash items in nature, and/or nonoperating expense or income items. The presentation of non-GAAP financial measures is not intended to be a substitute for, and should not be considered in isolation from, the financial measures reported in accordance with GAAP. Reconciliations to the most directly comparable GAAP financial measures and management’s rationale for the use of the non-GAAP financial measures can be found in the schedules to this release.

Alcoa Corporation and subsidiaries
Statement of Consolidated Operations (unaudited)
(dollars in millions, except per-share amounts)

	Quarter ended
	December 31,	September 30,	December 31,
	2017	2018	2018
Sales	$3,174	$3,390	$3,344

Cost of goods sold (exclusive of expenses below)(1)	2,339	2,534	2,534
Selling, general administrative, and other expenses(1)	69	58	59
Research and development expenses	9	7	7
Provision for depreciation, depletion, and amortization	187	173	174
Restructuring and other charges	297	177	138
Interest expense	27	33	31
Other expenses, net(1)	30	2	32
Total costs and expenses	2,958	2,984	2,975

Income before income taxes	216	406	369
Provision for income taxes	272	251	157

Net (loss) income	(56)	155	212

Less: Net income attributable to noncontrolling interest	140	196	169

NET (LOSS) INCOME ATTRIBUTABLE TO ALCOA CORPORATION	$(196)	$(41)	$43

EARNINGS PER SHARE ATTRIBUTABLE TO ALCOA CORPORATION COMMON SHAREHOLDERS:
Basic:
Net (loss) income	$(1.06)	$(0.22)	$0.23
Average number of shares(2)	185,078,245	186,479,038	186,166,234

Diluted:
Net (loss) income	$(1.06)	$(0.22)	$0.23
Average number of shares(2)	185,078,245	186,479,038	188,219,224
(1)	On January 1, 2018, Alcoa Corporation adopted guidance issued by the Financial Accounting Standards Board to the presentation of net periodic benefit cost related to pension and other postretirement benefit plans. This guidance requires that an entity report the service cost component of net periodic benefit cost in the same line item(s) on its income statement as other compensation costs arising from services rendered by the pertinent employees during a reporting period. The other components of net periodic benefit cost (see Note N to the Consolidated Financial Statements included in Part II Item 8 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2017) are required to be reported separately from the service cost component. In other words, these other components may be aggregated and presented as a separate line item or they may be reported in existing line items on the income statement other than such line items that include the service cost component. Previously, Alcoa Corporation reported all components of net periodic benefit cost, except for certain settlements, curtailments, and special termination benefits, in Cost of goods sold (business employees) and Selling, general administrative, and other expenses (corporate employees) consistent with the location of other compensation costs related to the respective employees. The non-service cost components noted as exceptions are reported in Restructuring and other charges, as applicable. Upon adoption of this guidance, management began reporting the non-service cost components of net periodic benefit cost, except for certain settlements, curtailments, and special termination benefits that will continue to be reported in Restructuring and other charges, in Other expenses, net on the Company’s Statement of Consolidated Operations. For the quarters ended December 31, 2018 and September 30, 2018, the non-service cost components reported in Other expenses, net was $30 and $32, respectively. Additionally, the Statement of Consolidated Operations for the quarter ended December 31, 2017 was recast to reflect the reclassification of the non-service cost components of net periodic benefit cost to Other expenses, net from both Cost of goods sold and Selling, general administrative, and other expenses. As a result, for the quarter ended December 31, 2017, Cost of goods sold decreased by $20, Selling, general administrative, and other expenses decreased by $1, and Other expenses, net changed by $21 from previously reported amounts.

(2)	In December 2018, Alcoa Corporation repurchased and retired 1,723,800 shares of outstanding common stock in accordance with its previously announced common stock repurchase program. Both the basic and diluted average number of shares for the quarter ended December 31, 2018 includes 1,396,755 representing the weighted average number of shares for the length of time the 1,723,800 shares were outstanding during the fourth quarter of 2018.

Alcoa Corporation and subsidiaries
Statement of Consolidated Operations (unaudited), continued
(dollars in millions, except per-share amounts)

	Year ended
	December 31,
	2017	2018
Sales	$11,652	$13,403

Cost of goods sold (exclusive of expenses below)(1)	8,991	10,081
Selling, general administrative, and other expenses(1)	280	248
Research and development expenses	32	31
Provision for depreciation, depletion, and amortization	750	733
Restructuring and other charges	309	527
Interest expense	104	122
Other expenses, net(1)	27	64
Total costs and expenses	10,493	11,806

Income before income taxes	1,159	1,597
Provision for income taxes	600	726

Net income	559	871

Less: Net income attributable to noncontrolling interest	342	644

NET INCOME ATTRIBUTABLE TO ALCOA CORPORATION	$217	$227

EARNINGS PER SHARE ATTRIBUTABLE TO ALCOA CORPORATION COMMON SHAREHOLDERS:
Basic:
Net income	$1.18	$1.22
Average number of shares	184,420,404	186,230,908

Diluted:
Net income	$1.16	$1.20
Average number of shares	186,981,665	188,534,139

Common stock outstanding at the end of the period(2)	185,200,713	184,770,249
(1)	On January 1, 2018, Alcoa Corporation adopted guidance issued by the Financial Accounting Standards Board to the presentation of net periodic benefit cost related to pension and other postretirement benefit plans. This guidance requires that an entity report the service cost component of net periodic benefit cost in the same line item(s) on its income statement as other compensation costs arising from services rendered by the pertinent employees during a reporting period. The other components of net periodic benefit cost (see Note N to the Consolidated Financial Statements included in Part II Item 8 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2017) are required to be reported separately from the service cost component. In other words, these other components may be aggregated and presented as a separate line item or they may be reported in existing line items on the income statement other than such line items that include the service cost component. Previously, Alcoa Corporation reported all components of net periodic benefit cost, except for certain settlements, curtailments, and special termination benefits, in Cost of goods sold (business employees) and Selling, general administrative, and other expenses (corporate employees) consistent with the location of other compensation costs related to the respective employees. The non-service cost components noted as exceptions are reported in Restructuring and other charges, as applicable. Upon adoption of this guidance, management began reporting the non-service cost components of net periodic benefit cost, except for certain settlements, curtailments, and special termination benefits that will continue to be reported in Restructuring and other charges, in Other expenses, net on the Company’s Statement of Consolidated Operations. For the year ended December 31, 2018, the non-service cost components reported in Other expenses, net was $139. Additionally, the Statement of Consolidated Operations for the year ended December 31, 2017 was recast to reflect the reclassification of the non-service cost components of net periodic benefit cost to Other expenses, net from both Cost of goods sold and Selling, general administrative, and other expenses. As a result, for the year ended December 31, 2017, Cost of goods sold decreased by $81, Selling, general administrative, and other expenses decreased by $4, and Other expenses, net changed by $85 from previously reported amounts.

(2)	In December 2018, Alcoa Corporation repurchased and retired 1,723,800 shares of outstanding common stock in accordance with its previously announced common stock repurchase program. Both the basic and diluted average number of shares for the year ended December 31, 2018 includes 1,641,367 representing the weighted average number of shares for the length of time the 1,723,800 shares were outstanding during 2018.

Alcoa Corporation and subsidiaries
Consolidated Balance Sheet (unaudited)
(in millions)

	December 31,	December 31,
	2017	2018
ASSETS
Current assets:
Cash and cash equivalents	$1,358	$1,113
Receivables from customers	811	830
Other receivables	232	173
Inventories	1,453	1,644
Fair value of derivative instruments	113	73
Prepaid expenses and other current assets(1)	271	301
Total current assets	4,238	4,134

Properties, plants, and equipment	23,046	21,807
Less: accumulated depreciation, depletion, and amortization	13,908	13,480
Properties, plants, and equipment, net	9,138	8,327
Investments	1,410	1,360
Deferred income taxes	814	563
Fair value of derivative instruments	128	82
Other noncurrent assets	1,719	1,480
Total assets	$17,447	$15,946

LIABILITIES
Current liabilities:
Accounts payable, trade	$1,898	$1,663
Accrued compensation and retirement costs	459	400
Taxes, including income taxes	282	426
Fair value of derivative instruments	185	82
Other current liabilities	412	347
Long-term debt due within one year	16	1
Total current liabilities	3,252	2,919
Long-term debt, less amount due within one year	1,388	1,801
Accrued pension benefits	2,341	1,414
Accrued other postretirement benefits	1,100	868
Asset retirement obligations	617	529
Environmental remediation	258	236
Fair value of derivative instruments	1,105	261
Noncurrent income taxes	309	303
Other noncurrent liabilities and deferred credits	279	222
Total liabilities	10,649	8,553

EQUITY
Alcoa Corporation shareholders’ equity:
Common stock	2	2
Additional capital	9,590	9,611
Retained earnings	113	341
Accumulated other comprehensive loss	(5,182)	(4,568)
Total Alcoa Corporation shareholders' equity	4,523	5,386
Noncontrolling interest	2,275	2,007
Total equity	6,798	7,393
Total liabilities and equity	$17,447	$15,946
(1)	This line item includes $7 and $3 of restricted cash as of December 31, 2017 and 2018, respectively.

Alcoa Corporation and subsidiaries
Statement of Consolidated Cash Flows (unaudited)
(in millions)

	Year ended
	December 31,
	2017	2018
CASH FROM OPERATIONS
Net income	$559	$871
Adjustments to reconcile net income to cash from operations:
Depreciation, depletion, and amortization	752	733
Deferred income taxes	176	(36)
Equity earnings, net of dividends	9	17
Restructuring and other charges	309	527
Net gain from investing activities – asset sales	(116)	–
Net periodic pension benefit cost	111	146
Stock-based compensation	24	35
Other	32	(59)
Changes in assets and liabilities, excluding effects of acquisitions, divestitures, and foreign currency translation adjustments:
(Increase) in receivables	(118)	(43)
(Increase) in inventories	(238)	(278)
Decrease (Increase) in prepaid expenses and other current assets	43	(32)
Increase (Decrease) in accounts payable, trade	377	(165)
(Decrease) in accrued expenses(1)	(563)	(319)
Increase in taxes, including income taxes	111	241
Pension contributions(2)	(106)	(992)
(Increase) in noncurrent assets	(99)	(101)
(Decrease) in noncurrent liabilities	(39)	(97)
CASH PROVIDED FROM OPERATIONS	1,224	448

FINANCING ACTIVITIES
Cash paid to former parent company related to separation(3)	(247)	–
Net change in short-term borrowings (original maturities of three months or less)	7	–
Additions to debt (original maturities greater than three months)(2)	21	560
Payments on debt (original maturities greater than three months)	(60)	(135)
Proceeds from the exercise of employee stock options	43	23
Repurchase of common stock(4)	–	(50)
Contributions from noncontrolling interest	80	149
Distributions to noncontrolling interest	(342)	(827)
Other	(8)	(8)
CASH USED FOR FINANCING ACTIVITIES	(506)	(288)

INVESTING ACTIVITIES
Capital expenditures	(405)	(399)
Proceeds from the sale of assets and businesses	245	1
Additions to investments	(66)	(7)
CASH USED FOR INVESTING ACTIVITIES(5)	(226)	(405)

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS AND RESTRICTED CASH(5)	14	(4)
Net change in cash and cash equivalents and restricted cash(5)	506	(249)
Cash and cash equivalents and restricted cash at beginning of year(5)	859	1,365
CASH AND CASH EQUIVALENTS AND RESTRICTED CASH AT END OF YEAR(5)	$1,365	$1,116
(1)	The (Decrease) in accrued expenses line item for the year ended December 31, 2017 includes a $238 payment for the early termination of a power supply contract related to Alcoa’s Rockdale (Texas) smelter, which had been curtailed since the end of 2008.

(2)	On May 17, 2018, Alcoa Nederland Holding B.V., a wholly-owned subsidiary of Alcoa Corporation, issued $500 in 6.125% senior notes due 2028. The gross proceeds from the debt issuance were used to make discretionary contributions to three of Alcoa Corporation’s U.S. defined benefit pension plans. Accordingly, for the year ended December 31, 2018, the Pension contributions line item includes a cash outflow of $500 and the Additions to debt line item includes a cash inflow of $492 (net of an $8 initial purchasers discount).

(3)	On November 1, 2016, Alcoa Corporation separated from its former parent company (now named Arconic Inc.) into a standalone, publicly-traded company. In accordance with the terms of the related Separation and Distribution Agreement, Alcoa Corporation paid to Arconic Inc. the net after-tax proceeds of $243 from the sale of the Yadkin Hydroelectric Project.

(4)	In December 2018, Alcoa Corporation repurchased and retired 1,723,800 shares of outstanding common stock in accordance with its previously announced common stock repurchase program.

(5)	On January 1, 2018, Alcoa Corporation adopted guidance issued by the Financial Accounting Standards Board to the presentation of restricted cash in the statement of cash flows. This guidance requires that restricted cash be aggregated with cash and cash equivalents in both the beginning-of-period and end-of-period line items at the bottom of the statement of cash flows. Previously, the change in restricted cash between the beginning-of-period and end-of period was reflected as either an investing, financing, operating, or non-cash activity based on the underlying nature of the transaction. Accordingly, for the Company’s Statement of Consolidated Cash Flows for the year ended December 31, 2018, the Cash and cash equivalents and restricted cash at beginning of year and Cash and cash equivalents and restricted cash at end of period line items include restricted cash of $7 and $3, respectively. Additionally, the Company’s Statement of Consolidated Cash Flows for the year ended December 31, 2017 was recast to reflect this change in presentation. As a result, the Cash and cash equivalents and restricted cash at beginning of year and Cash and cash equivalents and restricted cash at end of year line items include restricted cash of $6 and $7, respectively. The change of $1 for the year ended December 31, 2017 is reflected in the Effect of exchange rate changes on cash and cash equivalents and restricted cash line item.

Alcoa Corporation and subsidiaries
Segment Information (unaudited)
(dollars in millions, except realized prices; dry metric tons in millions (mdmt); metric tons in thousands (kmt))

	4Q17	2017	1Q18	2Q18	3Q18	4Q18	2018
Bauxite:
Production(1) (mdmt)	12.1	45.8	11.2	11.3	11.5	11.8	45.8
Third-party shipments (mdmt)	1.5	6.6	1.1	1.6	1.4	1.6	5.7
Intersegment shipments (mdmt)	10.8	41.1	10.4	10.0	10.1	10.7	41.2
Third-party sales	$79	$333	$47	$77	$67	$80	$271
Intersegment sales	$227	$875	$249	$226	$224	$245	$944
Adjusted EBITDA(2),(3)	$105	$424	$110	$100	$106	$110	$426
Depreciation, depletion, and amortization	$21	$82	$29	$27	$27	$28	$111

Alumina:
Production (kmt)	3,331	13,096	3,173	3,227	3,160	3,297	12,857
Third-party shipments (kmt)	2,306	9,220	2,376	2,285	2,233	2,365	9,259
Intersegment shipments (kmt)	1,223	4,475	1,097	1,031	1,083	1,115	4,326
Average realized third-party price per metric ton of alumina	$406	$340	$385	$467	$493	$479	$455
Third-party sales	$937	$3,133	$914	$1,068	$1,101	$1,132	$4,215
Intersegment sales	$580	$1,723	$454	$536	$544	$567	$2,101
Adjusted EBITDA(2),(3)	$562	$1,289	$392	$638	$660	$683	$2,373
Depreciation and amortization	$52	$207	$53	$49	$48	$47	$197
Equity income (loss)	$5	$(5)	$(1)	$14	$10	$9	$32

Aluminum:
Primary aluminum production (kmt)	598	2,328	554	565	567	573	2,259
Third-party aluminum shipments(4) (kmt)	854	3,356	794	853	806	815	3,268
Average realized third-party price per metric ton of primary aluminum	$2,365	$2,224	$2,483	$2,623	$2,465	$2,358	$2,484
Third-party sales	$2,143	$8,027	$2,111	$2,413	$2,198	$2,107	$8,829
Intersegment sales	$5	$21	$4	$4	$6	$4	$18
Adjusted EBITDA(2),(3)	$246	$1,012	$153	$231	$73	$(53)	$404
Depreciation and amortization	$104	$419	$106	$108	$91	$89	$394
Equity loss	$(8)	$(19)	$–	$(8)	$(5)	$(25)	$(38)

Reconciliation of total segment Adjusted EBITDA to consolidated net (loss) income attributable to Alcoa Corporation:
Total segment Adjusted EBITDA(2)	$913	$2,725	$655	$969	$839	$740	$3,203
Unallocated amounts:
Transformation(5),(6)	10	(49)	(2)	(1)	1	(1)	(3)
Corporate inventory accounting(5),(7)	(95)	(107)	31	(32)	(17)	29	11
Corporate expenses(3),(8)	(31)	(131)	(27)	(26)	(22)	(21)	(96)
Provision for depreciation, depletion, and amortization	(187)	(750)	(194)	(192)	(173)	(174)	(733)
Restructuring and other charges	(297)	(309)	19	(231)	(177)	(138)	(527)
Interest expense	(27)	(104)	(26)	(32)	(33)	(31)	(122)
Other expenses, net(3)	(30)	(27)	(21)	(9)	(2)	(32)	(64)
Other(3),(5),(9)	(40)	(89)	(23)	(36)	(10)	(3)	(72)
Consolidated income before income taxes	216	1,159	412	410	406	369	1,597
Provision for income taxes	(272)	(600)	(138)	(180)	(251)	(157)	(726)
Net income attributable to noncontrolling interest	(140)	(342)	(124)	(155)	(196)	(169)	(644)
Consolidated net (loss) income attributable to Alcoa Corporation	$(196)	$217	$150	$75	$(41)	$43	$227

The difference between segment totals and consolidated amounts is in Corporate.

(1)	The production amounts do not include additional bauxite (approximately 3 mdmt per annum) that Alcoa World Alumina and Chemicals is entitled to receive (i.e. an amount in excess of its equity ownership interest) from certain other partners at the mine in Guinea.

(2)	Alcoa Corporation’s definition of Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net margin plus an add-back for depreciation, depletion, and amortization. Net margin is equivalent to Sales minus the following items: Cost of goods sold; Selling, general administrative, and other expenses; Research and development expenses; and Provision for depreciation, depletion, and amortization. The Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies.

(3)	On January 1, 2018, Alcoa Corporation adopted guidance issued by the Financial Accounting Standards Board to the presentation of net periodic benefit cost related to pension and other postretirement benefit plans. This guidance requires the non-service cost components of net periodic benefit cost to be reported separately from the service cost component in an entity’s income statement. Additionally, this guidance is required to be applied retrospectively. Accordingly, previously reported amounts for Cost of goods sold, Selling, general administrative, and other expenses, and Other expenses (income), net on Alcoa Corporation’s Statement of Consolidated Operations have been recast to reflect these changes. As a result, previously reported amounts for Adjusted EBITDA on both a consolidated basis and for each of the Company’s three segments have been updated to reflect these changes. See footnote 1 to the Statement of Consolidated Operations included in this release for additional information.

(4)	The Aluminum segment’s third-party aluminum shipments are composed of both primary aluminum and flat-rolled aluminum.

(5)	Effective in the first quarter of 2018, management elected to change the presentation of certain line items in the reconciliation of total segment Adjusted EBITDA to consolidated net (loss) income attributable to Alcoa Corporation to provide additional transparency to the nature of these reconciling items. Accordingly, Transformation (see footnote 6), which was previously reported within Other, is presented as a separate line item. Additionally, Impact of LIFO (last in, first out) and Metal price lag, which were previously reported as separate line items, are now combined and reported in a new line item labeled Corporate inventory accounting (see footnote 7). Also, the impact of intersegment profit eliminations, which was previously reported within Other, is reported in the new Corporate inventory accounting line item. The applicable information for all prior periods presented was recast to reflect these changes.

(6)	Transformation includes, among other items, the Adjusted EBITDA of previously closed operations.

(7)	Corporate inventory accounting is composed of the impacts of LIFO inventory accounting, metal price lag, and intersegment profit eliminations. Metal price lag describes the timing difference created when the average price of metal sold differs from the average cost of the metal when purchased by Alcoa Corporation’s rolled aluminum operations. In general, when the price of metal increases, metal price lag is favorable, and when the price of metal decreases, metal price lag is unfavorable.

(8)	Corporate expenses are composed of general administrative and other expenses of operating the corporate headquarters and other global administrative facilities, as well as research and development expenses of the corporate technical center.

(9)	Other includes certain items that impact Cost of goods sold and Selling, general administrative, and other expenses on Alcoa Corporation’s Statement of Consolidated Operations that are not included in the Adjusted EBITDA of the reportable segments, including those described as “Other special items” (see footnote 2 to the reconciliation of Adjusted Income within Calculation of Financial Measures included in this release).

Alcoa Corporation and subsidiaries
Calculation of Financial Measures (unaudited)
(in millions, except per-share amounts)

Adjusted Income	Quarter ended			Year ended
	December 31, 2017	September 30, 2018	December 31, 2018	December 31, 2017	December 31, 2018

Net (loss) income attributable to Alcoa Corporation	$(196)	$(41)	$43	$217	$227

Special items:
Restructuring and other charges	297	177	138	309	527
Discrete tax items(1)	82	26	(24)	93	2
Other special items(2)	31	(42)	29	(9)	39
Tax impact(3)	(7)	(1)	(43)	(24)	(89)
Noncontrolling interest impact(3)	(12)	–	(18)	(23)	(31)
Subtotal	391	160	82	346	448

Net income attributable to Alcoa Corporation – as adjusted	$195	$119	$125	$563	$675

Diluted EPS(4):
Net (loss) income attributable to Alcoa Corporation common shareholders	$(1.06)	$(0.22)	$0.23	$1.16	$1.20

Net income attributable to Alcoa Corporation common shareholders – as adjusted	1.04	0.63	0.66	3.01	3.58

Net income attributable to Alcoa Corporation – as adjusted is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because management reviews the operating results of Alcoa Corporation excluding the impacts of restructuring and other charges, discrete tax items, and other special items (collectively, “special items”). There can be no assurances that additional special items will not occur in future periods. To compensate for this limitation, management believes that it is appropriate to consider both Net (loss) income attributable to Alcoa Corporation determined under GAAP as well as Net income attributable to Alcoa Corporation – as adjusted.

(1)	Discrete tax items include the following:
	•	for the quarter ended December 31, 2017, a charge for a valuation allowance related to certain non-U.S. deferred income tax assets ($60), a charge for the remeasurement of certain non-U.S. deferred income tax assets due to a tax rate change ($16), a charge for the remeasurement of U.S. deferred income tax assets and liabilities at the new corporate income tax rate of 21% (from 35%) under the 2017 Tax Cuts and Jobs Act signed into law on December 22, 2017 ($22), and a net benefit for several other items ($16);
	•	for the quarter ended September 30, 2018, a charge to establish a reserve related to an outstanding income tax dispute involving a former Spanish consolidated tax group previously owned by Alcoa Corporation’s former parent company ($30) and a net benefit for several small items ($4);
	•	for the quarter ended December 31, 2018, a net benefit for several items;
	•	for the year ended December 31, 2017, a charge for a valuation allowance related to certain non-U.S. deferred income tax assets ($60), a charge for the remeasurement of certain non-U.S. deferred income tax assets due to a tax rate change ($26), a charge for the remeasurement of U.S. deferred income tax assets and liabilities at the new corporate income tax rate of 21% (from 35%) under the 2017 Tax Cuts and Jobs Act signed into law on December 22, 2017 ($22), and a net benefit for several other items ($15); and
	•	for the year ended December 31, 2018, a charge to establish a reserve related to an outstanding income tax dispute involving a former Spanish consolidated tax group previously owned by Alcoa Corporation’s former parent company ($30) and a net benefit for several other items ($28).

(2)	Other special items include the following:
	•	for the quarter ended December 31, 2017, costs related to the partial restart of the Warrick (Indiana) smelter ($29), a favorable tax impact resulting from the difference between Alcoa Corporation’s consolidated estimated annual effective tax rate and the statutory rates applicable to special items ($13), a write-down of inventory related to the permanent closure of the Rockdale (Texas) smelter ($6), an unfavorable tax impact related to the interim period treatment of operational losses in certain jurisdictions for which no tax benefit was recognized ($6), preparation and contingency costs for a potential work stoppage (lockout commenced on January 11, 2018) at the Bécancour (Canada) smelter ($4), an additional gain on the sale of the Yadkin Hydroelectric Project in the United States ($2), and a net unfavorable change in certain mark-to-market energy derivative instruments ($1);
	•	for the quarter ended September 30, 2018, a favorable tax impact resulting from the difference between Alcoa’s consolidated estimated annual effective tax rate and the statutory rates applicable to special items ($47), an unfavorable tax impact related to the interim period treatment of operational losses in certain jurisdictions for which no tax benefit was recognized ($9), a net favorable change in certain mark-to-market energy derivative instruments ($8), and costs related to both a work stoppage at the Bécancour (Canada) smelter ($3 (primarily contractor services)) and the partial restart of the Warrick (Indiana) smelter ($1);
	•	for the quarter ended December 31, 2018, an unfavorable tax impact resulting from the difference between Alcoa’s consolidated estimated annual effective tax rate and the statutory rates applicable to special items ($32), a favorable tax impact related to the interim period treatment of operational losses in certain jurisdictions for which no tax benefit was recognized ($5), a net favorable change in certain mark-to-market energy derivative instruments ($3), and costs related to each of the following: a work stoppage at the Bécancour (Canada) smelter ($3 (primarily contractor services)), a collective employee dismissal process at the Avilés and La Coruña (Spain) smelters ($1 (primarily contractor services)), and the partial restart of the Warrick (Indiana) smelter ($1);
	•	for the year ended December 31, 2017, a gain on the sale of the Yadkin Hydroelectric Project in the United States ($122), costs related to the partial restart of the Warrick (Indiana) smelter ($46), a net unfavorable change in certain mark-to-market energy derivative instruments ($25), an unfavorable impact due to the near-term power market exposure as a result of renegotiating a hedging contract related to forecasted future spot market power purchases for the Portland (Australia) smelter ($21), settlement of legacy tax matters in Brazil ($11), a write-down of inventory related to the permanent closure of the Rockdale (Texas) smelter ($6), and preparation and contingency costs for a potential work stoppage (lockout commenced on January 11, 2018) at the Bécancour (Canada) smelter ($4); and
	•	for the year ended December 31, 2018, a loss on a contractor arbitration matter, including interest, ($29), a net favorable change in certain mark-to-market energy derivative instruments ($22), and costs related to each of the following: the partial restart of the Warrick (Indiana) smelter ($20), a work stoppage at the Bécancour (Canada) smelter ($11 (primarily contractor services)), and a collective employee dismissal process at the Avilés and La Coruña (Spain) smelters ($1 (primarily contractor services)).

(3)

The tax impact on special items is based on the applicable statutory rates in the jurisdictions where the special items occurred. The noncontrolling interest impact on special items represents Alcoa Corporation’s partner’s share of certain special items.

(4)	In any given period, the average number of shares applicable to diluted EPS for Net (loss) income attributable to Alcoa Corporation common shareholders may exclude certain share equivalents as their effect is anti-dilutive. However, certain of these share equivalents may become dilutive in the EPS calculation applicable to Net income attributable to Alcoa Corporation common shareholders – as adjusted due to a larger and/or positive numerator. Specifically:
	•	for the quarter ended December 31, 2017, share equivalents associated with outstanding employee stock options and awards were dilutive based on Net income attributable to Alcoa Corporation common shareholders – as adjusted, resulting in a diluted average number of shares of 188,027,654;
	•	for the quarter ended September 30, 2018, share equivalents associated with outstanding employee stock options and awards were dilutive based on Net income attributable to Alcoa Corporation common shareholders – as adjusted, resulting in a diluted average number of shares of 188,726,446;
	•	for the quarter ended December 31, 2018, no additional share equivalents were dilutive based on Net income attributable to Alcoa Corporation common shareholders – as adjusted, resulting in a diluted average number of shares of 188,219,224;
	•	for the year ended December 31, 2017, no additional share equivalents were dilutive based on Net income attributable to Alcoa Corporation common shareholders – as adjusted, resulting in a diluted average number of shares of 186,981,665; and
	•	for the year ended December 31, 2018, no additional share equivalents were dilutive based on Net income attributable to Alcoa Corporation common shareholders – as adjusted, resulting in a diluted average number of shares of 188,534,139.

Alcoa Corporation and subsidiaries
Calculation of Financial Measures (unaudited), continued
(in millions)

Adjusted EBITDA	Quarter ended			Year ended
	December 31, 2017	September 30, 2018	December 31, 2018	December 31, 2017	December 31, 2018

Net (loss) income attributable to Alcoa Corporation	$(196)	$(41)	$43	$217	$227

Add:
Net income attributable to noncontrolling interest	140	196	169	342	644
Provision for income taxes	272	251	157	600	726
Other expenses, net(1)	30	2	32	27	64
Interest expense	27	33	31	104	122
Restructuring and other charges	297	177	138	309	527
Provision for depreciation, depletion, and amortization	187	173	174	750	733

Adjusted EBITDA(1)	$757	$791	$744	$2,349	$3,043

Special items(2)	39	4	5	88	58

Adjusted EBITDA, excluding special items(1)	$796	$795	$749	$2,437	$3,101
Alcoa Corporation’s definition of Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net margin plus an add-back for depreciation, depletion, and amortization. Net margin is equivalent to Sales minus the following items: Cost of goods sold; Selling, general administrative, and other expenses; Research and development expenses; and Provision for depreciation, depletion, and amortization. Adjusted EBITDA is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because Adjusted EBITDA provides additional information with respect to Alcoa Corporation’s operating performance and the Company’s ability to meet its financial obligations. The Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies.

(1)	On January 1, 2018, Alcoa Corporation adopted guidance issued by the Financial Accounting Standards Board to the presentation of net periodic benefit cost related to pension and other postretirement benefit plans. This guidance requires the non-service cost components of net periodic benefit cost to be reported separately from the service cost component in an entity’s income statement. Additionally, this guidance is required to be applied retrospectively. Accordingly, previously reported amounts for Cost of goods sold, Selling, general administrative, and other expenses, and Other expenses (income), net on Alcoa Corporation’s Statement of Consolidated Operations have been recast to reflect these changes. As a result, for the quarter and year ended December 31, 2017, Other expenses (income), net changed by $21 and $85, respectively. Moreover, previously reported amounts for Adjusted EBITDA and Adjusted EBITDA, excluding special items have been updated to reflect these changes. See footnote 1 to the Statement of Consolidated Operations included in this release for additional information.

(2)	Special items include the following (see reconciliation of Adjusted Income above for additional information):
	•	for the quarter ended December 31, 2017, costs related to the partial restart of the Warrick (Indiana) smelter ($29), a write-down of inventory related to the permanent closure of the Rockdale (Texas) smelter ($6), and preparation and contingency costs for a potential work stoppage (lockout commenced on January 11, 2018) at the Bécancour (Canada) smelter ($4);
	•	for the quarter ended September 30, 2018, costs related to both a work stoppage at the Bécancour (Canada) smelter ($3 (primarily contractor services)) and the partial restart of the Warrick (Indiana) smelter ($1);
	•	for the quarter ended December 31, 2018, costs related to each of the following: a work stoppage at the Bécancour (Canada) smelter ($3 (primarily contractor services)), a collective employee dismissal process at the Avilés and La Coruña (Spain) smelters ($1 (primarily contractor services)), and the partial restart of the Warrick (Indiana) smelter ($1);
	•	for the year ended December 31, 2017, costs related to the partial restart of the Warrick (Indiana) smelter ($46), an unfavorable impact due to the near-term power market exposure as a result of renegotiating a hedging contract related to forecasted future spot market power purchases for the Portland (Australia) smelter ($21), settlement of legacy tax matters in Brazil ($11), a write-down of inventory related to the permanent closure of the Rockdale (Texas) smelter ($6), and preparation and contingency costs for a potential work stoppage (lockout commenced on January 11, 2018) at the Bécancour (Canada) smelter ($4); and
	•	for the year ended December 31, 2018, a loss on a contractor arbitration matter ($26) and costs related to each of the following: the partial restart of the Warrick (Indiana) smelter ($20), a work stoppage at the Bécancour (Canada) smelter ($11 (primarily contractor services)), and a collective employee dismissal process at the Avilés and La Coruña (Spain) smelters ($1 (primarily contractor services)).

Alcoa Corporation and subsidiaries
Calculation of Financial Measures (unaudited), continued
(in millions)

Free Cash Flow	Quarter ended			Year ended
	December 31, 2017	September 30, 2018	December 31, 2018	December 31, 2017	December 31, 2018*

Cash from operations	$455	$288	$535	$1,224	$448

Capital expenditures	(150)	(82)	(148)	(405)	(399)

Free cash flow	$305	$206	$387	$819	$49
Free Cash Flow is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because management reviews cash flows generated from operations after taking into consideration capital expenditures, which are both necessary to maintain and expand Alcoa Corporation’s asset base and expected to generate future cash flows from operations. It is important to note that Free Cash Flow does not represent the residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure.

*	Cash from operations for the year ended December 31, 2018 includes a $500 cash outflow for discretionary contributions made to three of Alcoa Corporation’s U.S. defined benefit pension plans. The $500 was funded with the gross proceeds of 6.125% senior notes due 2028 issued in May 2018.

Net Debt	December 31,	September 30,	December 31,
	2017	2018	2018

Short-term borrowings	$8	$–	$–
Long-term debt due within one year	16	4	1
Long-term debt, less amount due within one year	1,388	1,820	1,801
Total debt*	$1,412	$1,824	$1,802

Less: Cash and cash equivalents	1,358	1,022	1,113

Net debt	$54	$802	$689
Net debt is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because management assesses Alcoa Corporation’s leverage position after considering available cash that could be used to repay outstanding debt.

*	Total debt as of both September 30, 2018 and December 31, 2018 includes $500 aggregate principal amount of 6.125% senior notes due 2028 issued in May 2018, the gross proceeds of which were used to make discretionary contributions to three of Alcoa Corporation’s U.S. defined benefit pension plans.

CONTACT:
Investor Contact:
James Dwyer
+1 412 992 5450
James.Dwyer@alcoa.com
Media Contact:
Monica Orbe
+1 412 315 2896
Monica.Orbe@alcoa.com